UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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USG CORPORATION

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USG Corporation

550 West Adams Street

Chicago, Illinois 60661

Founded in 1902

December 23, 2008

Dear Fellow Stockholder:

It is a pleasure to invite you to a special meeting of stockholders of USG Corporation. The meeting will be held at 9:00 a.m., Chicago time, on Monday, February 9, 2009 at our corporate headquarters located at 550 West Adams Street, Chicago, Illinois 60661-3676. The attached Notice of Special Meeting of Stockholders and proxy statement provide more detail about the matter scheduled for a vote by stockholders at the meeting.

In November 2008, pursuant to securities purchase agreements we entered into with each of Berkshire Hathaway Inc. and Fairfax Financial Holdings Limited, we sold $400 million in aggregate principal amount of our 10% contingent convertible senior notes. At the special meeting, stockholders will be asked to consider and vote on a proposal to approve the issuance of shares of our common stock upon conversion of the notes. Subject to approval by our stockholders, the notes will become convertible into shares of our common stock at an initial conversion price of $11.40 per share. If this stockholder approval is not obtained by April 10, 2009, the interest rate on the notes will be increased, effective from November 26, 2008, the date we issued the notes, to a rate of 20% per year until stockholder approval is received or is no longer required by the rules of the New York Stock Exchange.

We used a portion of the proceeds from the sale of the notes to repay a portion of the amounts outstanding under our unsecured credit facility. We intend to use the remaining proceeds from the sale of the notes for general corporate purposes.

It is important that your shares be represented at the special meeting, whether or not you plan to attend the meeting. Please vote your shares using the enclosed proxy form if you are a registered stockholder or the voting instruction form provided by your broker, bank or other nominee if your shares are held through an institution. It is not necessary for you to return your proxy form or voting instruction form by mail if you vote by Internet or telephone.

If you are a registered stockholder and plan to attend the special meeting, please mark the space on the enclosed proxy form to let us know your plans. You will be required to present the detachable top portion of the proxy form to gain admission to the meeting. If you hold shares through a broker, bank or other nominee, you will be required to present a current statement from that institution reflecting your ownership of shares of our common stock or the non-voting portion of the voting instruction form you receive from that institution.

Please vote your shares as soon as possible. This is your special meeting, and your participation is important.

Sincerely,

William C. Foote
Chairman of the Board and Chief Executive Officer

USG CORPORATION

550 West Adams Street

Chicago, Illinois 60661-3676

NOTICE OF SPECIAL MEETING

OF STOCKHOLDERS

A special meeting of stockholders of USG Corporation will be held at our corporate headquarters located at 550 West Adams Street, Chicago, Illinois 60661-3676 on Monday, February 9, 2009 at 9:00 a.m., Chicago time. At the special meeting, we will ask stockholders to approve the issuance of shares of our common stock upon conversion of the $400 million of our 10% contingent convertible senior notes that we recently issued to affiliates of Berkshire Hathaway Inc. and Fairfax Financial Holdings Limited.

This proposal is more fully described in the proxy statement accompanying this notice. Submission of this proposal to our stockholders is required under the terms of the securities purchase agreements dated November 21, 2008 between us and each of Berkshire Hathaway Inc. and Fairfax Financial Holdings Limited and by New York Stock Exchange Listed Company Manual Section 312.03.

The Board of Directors recommends that stockholders vote FOR this proposal.

Pursuant to our By-laws, any matter to be presented for consideration at the special meeting must have satisfied the procedural and legal requirements referred to in the accompanying proxy statement.

Only stockholders of record at the close of business on December 15, 2008 will be entitled to vote at the special meeting.

By order of the Board of Directors,

Ellis A. Regenbogen Vice President, Associate General Counsel and Corporate Secretary

December 23, 2008

YOUR VOTE IS IMPORTANT Please vote your shares promptly by using the Internet, the telephone or by signing, dating and returning the enclosed proxy or voting instruction form.

USG Corporation

550 West Adams Street

Chicago, Illinois 60661-3676

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board of Directors for use at our special meeting of stockholders to be held on Monday, February 9, 2009 in accordance with the accompanying notice. This proxy statement and the accompanying proxy are first being mailed to our stockholders on or about December 23, 2008.

Q:	What is a proxy statement?

A:	A proxy statement provides you with information related to the matters upon which you are asked to vote as a stockholder to assist you in voting your shares. We are required to deliver this proxy statement to you under rules of the Securities and Exchange Commission, or the SEC, in connection with our solicitation of your proxy.

Q:	Who is entitled to vote at the Special Meeting?

A:	All record holders of our common stock at the close of business on our record date of December 15, 2008 are entitled to vote their shares at the special meeting. On that date, there were 99,156,910 shares of our common stock issued and outstanding and entitled to vote. Each share is entitled to one vote on each matter presented at the special meeting. The shares of common stock are our only securities entitled to vote at the special meeting.

Q:	What am I voting on?

A:	You are voting on a proposal to approve the issuance of shares of our common stock upon conversion of the $400 million in aggregate principal amount of 10% Contingent Convertible Senior Notes due 2018, which we refer to as the notes, that we recently issued in a private placement to affiliates of Berkshire Hathaway Inc. and Fairfax Financial Holdings Limited.

Q:	What securities were issued in the private placement?

A:	In November 2008, we issued and sold $400 million in aggregate principal amount of the notes to Berkshire Hathaway Inc. and Fairfax Financial Holdings Limited in a private placement. Affiliates of Berkshire Hathaway Inc. purchased $300 million of the notes and affiliates of Fairfax Financial Holdings Limited purchased the remaining $100 million of the notes. The notes currently bear interest at a rate of 10% per year and mature on December 1, 2018. The notes will become convertible into shares of our common stock at the option of the holders of the notes at any time after stockholder approval is received or is no longer required by the New York Stock Exchange, or the NYSE, rules. The initial conversion rate on the notes is 87.7193 shares per $1,000 principal amount of notes, which is equivalent to an initial conversion price of $11.40 per share. If stockholder approval is not obtained prior to April 10, 2009, the interest rate on the notes will be increased, effective from November 26, 2008, the date we issued the notes, to a rate of 20% per year until the next interest payment date after the date upon which stockholder approval is received or is no longer required by NYSE rules. We have the right to repurchase the notes at a premium beginning on December 1, 2013. Please see the information under the caption “Description of the Notes” in this proxy statement for additional information about the notes.

Q:	Why is stockholder approval being sought for the issuance of our common stock upon the conversion of the notes?

A:	Because our common stock is listed on the NYSE, we are subject to NYSE rules and regulations. NYSE Listed Company Manual Section 312.03(c) requires stockholder approval prior to the issuance or sale of securities convertible into shares of our common stock in any transaction or series of transactions if (1) the shares of common stock will have upon issuance voting power equal to 20% or more of the voting power outstanding before the issuance of the convertible securities or (2) the number of shares of common stock to be issued will upon issuance equal 20% or more of the number of shares of common stock outstanding before the issuance of the convertible securities. Additionally, NYSE Listed Company Manual Section 312.03(b) requires stockholder approval prior to the issuance or sale to any of our substantial security holders of securities convertible into shares of common stock in any transaction or series of transactions if the number of shares of common stock into which the securities may be convertible exceeds either 1% of the number of shares of our common stock or 1% of the voting power outstanding before the issuance of the convertible securities.

The issuance of shares of our common stock upon conversion of the notes is subject to this rule because the number of shares of our common stock issuable upon such conversion exceeds 20% of both the voting power and the number of shares of our common stock outstanding before the issuance of the notes. Additionally, each of Berkshire Hathaway Inc. and Fairfax Financial Holdings Limited is a “substantial security holder” under the NYSE Listed Company Manual, and the number of shares of our common stock issuable upon conversion of the notes issued to each of them exceeds 1% of both the voting power and the number of shares of our common stock outstanding before the issuance of the notes.

Q:	How does the board of directors recommend that I vote on the proposal?

A:	Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the issuance of shares of our common stock upon conversion of the notes.

Q:	Why does the board of directors recommend approval of the proposal?

A:	In order to perform as efficiently as possible during the current downturn in general economic conditions, including, in particular, conditions in the housing and construction-based markets, and to maintain our liquidity, our management and board of directors determined that it was in our best interests to seek significant additional capital to improve our financial flexibility. Our board of directors also concluded that because of a variety of factors, including the volatility in the financial markets, it was important that any transaction in which we engaged to raise additional capital occur promptly and with a high degree of certainty of completion.

After exploring and considering a number of potential financing alternatives, our board of directors determined that the private placement of the notes to Berkshire Hathaway Inc. and Fairfax Financial Holdings Limited was the most effective transaction to address our capital needs on a timely basis and was in our and our stockholders’ best interests. We believe the private placement of the notes provides us with long-term capital that significantly improves our financial flexibility as we manage through the extended downturn in our markets. Because of the NYSE rule described above, it was necessary to structure the private placement in the form of contingent convertible senior notes until we could obtain the necessary stockholder approval to issue common stock upon conversion of the notes.

Each of Berkshire Hathaway Inc. and Fairfax Financial Holdings Limited has agreed to vote all shares of our common stock owned or controlled by it and its affiliates in favor of approval of the issuance of shares of our common stock upon conversion of the notes. The proposal to approve the issuance of shares of our common stock upon conversion of the notes requires the affirmative vote of a majority of shares actually voted. Based on representations made to us in the securities purchase agreements, we believe that as of November 21, 2008, Berkshire Hathaway Inc. and Fairfax Financial Holdings Limited and their affiliates collectively owned approximately 23% of our outstanding common stock. This amount does not include shares of our common stock that may become issuable upon conversion of the notes, and the holders of the notes will not be entitled to receive or vote those shares unless and until the issuance of shares of our common stock upon conversion of the notes is approved by stockholders and the notes are thereafter converted.

Because our management and board of directors has determined that the sale of the notes and providing the holders of the notes the opportunity to convert them into shares of our common stock are in our and our stockholders’ best interests, our board of directors recommends that you vote “FOR” the proposal so that the notes will be convertible into shares of our common stock. Additionally, as discussed below, if stockholder approval of the issuance of shares of our common stock upon conversion of the notes is not received by April 10, 2009, the interest rate on the notes will increase substantially, which would be disadvantageous to us and our stockholders.

Q:	What happens if stockholders approve the proposal?

A:	If stockholders approve the issuance of shares of our common stock upon conversion of the notes, the holders of the notes may at their option convert any or all of their notes into shares of our common stock at any time prior to their maturity at an initial conversion rate of 87.7193 shares per $1,000 principal amount of notes, which is equivalent to an initial conversion price of $11.40 per share. The conversion rate is subject to adjustment in certain circumstances. In addition, assuming stockholders approve the issuance prior to April 10, 2009, the interest rate on the notes will remain at 10% per year. Upon issuance of shares of our common stock to the holders of the notes upon conversion, our obligation to make principal and interest payments on the notes will be satisfied, interest will cease to accrue on the notes and the rights of the holders with respect to the notes will terminate.

Issuance of shares of our common stock upon conversion of the notes could result in substantial dilution of the voting power of our existing stockholders and could result in existing stockholders owning a significantly smaller percentage of our outstanding common stock. Additionally, Berkshire Hathaway Inc. and Fairfax Financial Holdings Limited each beneficially owns more than 5% of our outstanding common stock, and their respective percentage beneficial ownership of our outstanding common stock may increase substantially upon conversion of the notes.

Q:	What happens if stockholders do not approve the proposal?

A:	If stockholders do not approve the issuance of shares of our common stock upon conversion of the notes by April 10, 2009, the interest rate on the notes will be increased, effective from November 26, 2008, the date we issued the notes, to a rate of 20% per year until the next interest payment date after the date upon which stockholder approval is received or is no longer required by NYSE rules.

Q:	How do I vote?

A:	We have both “stockholders of record,” or “registered stockholders,” and “street name” stockholders. If your shares are registered in your name with Computershare Investor Services LLC, our transfer agent, you are a “stockholder of record” or “registered stockholder.” You are a “stockholder of record,” for example, if you hold a certificate for your shares. If your shares are held in the name of a broker, bank or other nominee, you are a “street name” holder.

If you are a “stockholder of record,” you have three alternative ways to vote in addition to attending the special meeting in person:

•	Using the Internet, by following the instructions on your proxy form;

•	By telephone, using the telephone number printed on the proxy form; or

•	By mail, using the enclosed proxy card and return envelope.

If you hold your shares in “street name,” your broker, bank or other nominee will provide you with materials and instructions for voting your shares. If you are a “street name” holder and you wish to vote your shares at the special meeting, you must obtain a proxy from your broker, bank or other nominee giving you the right to vote your shares at the meeting. If you own share units through the USG Corporation Investment Plan, or Investment Plan, and you are also a stockholder of record, your proxy form will allow you to designate the manner in which you want both the shares registered in your name and the shares represented by your Investment Plan units voted at the special meeting. If you own share units through the Investment Plan, but you do not own any shares of our common stock as a “stockholder of record,” you will receive a proxy voting form from Computershare that will contain instructions for you to follow to designate the manner in which you want the shares represented by those share units voted at the special meeting.

The Northern Trust Company, as trustee of the Investment Plan, or the Trustee, held 251,978 shares of our common stock on the record date. Only the Trustee, as of the record date, can vote the shares held by the Investment Plan. However, the Investment Plan provides that Investment Plan participants are entitled to instruct the Trustee how the shares allocated to their accounts under the Investment Plan are to be voted. The Investment Plan also provides that unallocated shares and shares for which no instructions are received by the Trustee will be voted by the Trustee in the same proportion as those shares for which instructions are received, unless otherwise required by law. Thus, Investment Plan participants will be exercising power and control as a named fiduciary of the Investment Plan not only over the shares allocated to their own accounts, but also over a portion of the undirected shares. By submitting voting instructions to Computershare by telephone, Internet, or by signing and returning the proxy voting form accompanying this proxy statement, an Investment Plan participant will be directing the Trustee to vote the shares allocated to his or her account under the Investment Plan, in person or by proxy, as instructed, at the special meeting of stockholders. Investment Plan participants may revoke previously submitted voting instructions by filing with Computershare Investor Services, 250 Royall Street Mail Stop 1A, Canton, Massachusetts 02021, the Investment Plan proxy tabulator, either a written notice of revocation or a properly completed and signed proxy form bearing a later date.

Q:	What does it mean to vote by proxy?

A:	It means that you give someone else the right to vote your shares in accordance with your instructions. We are asking you to give your proxy to our proxy committee, comprised of our Chairman and Chief Executive Officer and our Corporate Secretary. In this way, you ensure that your vote will be counted even if you are unable to attend the special meeting.

If you sign and return your proxy form, but do not include specific instructions on how to vote your shares, in accordance with the recommendation of our board of directors, the proxy committee will vote your shares FOR the proposal to approve the issuance of shares of our common stock upon conversion of the notes.

Q:	What happens if other matters are presented at the special meeting?

A:	If other matters are properly presented at the special meeting, the proxy committee will have discretion to vote your shares for you on those matters in accordance with its best judgment if you have properly signed and returned your proxy form. However, we are not aware of any other matters to be acted upon at the special meeting.

Q:	What are my choices when voting?

A:	You may cast your vote for or against, or you may abstain from voting your shares on, the proposal to approve the issuance of shares of our common stock upon conversion of the notes.

Q:	What if I submit a proxy and later change my mind?

A:	If you have given your proxy and wish to revoke it and change your vote, you may do so by giving written notice to our Corporate Secretary, submitting another proxy bearing a later date by any of the permitted means or casting a ballot in person at the special meeting. “Street name” holders who want to revoke or change their votes after returning voting instructions to their broker, bank or other nominee must contact that institution to affect the revocation or change.

Q:	What vote is required to approve the proposal?

A:	Assuming a quorum is present at the special meeting, the proposal to approve the issuance of shares of our common stock upon conversion of the notes requires the affirmative vote of a majority of the shares actually voted at the meeting in person or by proxy.

Each of Berkshire Hathaway Inc. and Fairfax Financial Holdings Limited has agreed to vote all shares of our common stock owned or controlled by it and its affiliates in favor of approval of the issuance of shares of our common stock upon conversion of the notes.

Q:	What constitutes a quorum?

A:	A quorum is present if a majority of the outstanding shares of our common stock is present or represented by proxy at the special meeting. A quorum is required to conduct the special meeting.

Q:	How are “broker non-votes” and abstentions treated?

A:	“Broker non-votes” occur when nominees, such as brokers and banks, holding shares on behalf of “street name” owners do not receive voting instructions from those owners regarding a matter and do not have discretionary authority to vote on the matter under NYSE rules. Those rules allow nominees to vote in their discretion on “routine” matters, such as the election of directors and the ratification of the appointment of independent registered public accountants, even if they do not receive voting instructions from the “street name holder.” On non-routine matters, such as the proposal being considered at the special meeting, nominees cannot vote unless they receive instructions from the “street name” owner. The failure to receive such instructions as to a non-routine matter results in a broker non-vote. Broker non-votes are counted for purposes of determining whether a quorum is present at the special meeting, but because they are not votes they will not affect the outcome of the vote on any matter presented at the special meeting.

Abstentions are counted for purposes of determining whether a quorum is present, but they are not treated as votes cast. Accordingly, they do not affect the outcome on any matter presented at the special meeting.

Q:	What if I receive more than one proxy form?

A:	Receiving more than one proxy form means your shares are registered in two or more accounts. Please sign and return all proxy forms, or vote each account by Internet or telephone, promptly so that all of your shares are voted at the special meeting. “Street-name” holders should contact their broker, bank or other nominee with any questions regarding the receipt of multiple voting instruction forms.

Q:	Who will count the vote?

A:	A representative or representatives of Computershare will count the votes and serve as inspector of election. The inspector of election will be present at the special meeting.

Q:	Who pays the cost of this solicitation?

A:	We are paying the cost of this proxy solicitation. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses they incur in forwarding proxy material to “street name” holders.

Q:	What if I have a question regarding my shares or my mailing address?

A:	If you are a registered stockholder, please contact Computershare Investor Services directly at the address shown on your proxy form. If you are a “street name” holder, please contact your broker, bank or other nominee directly.

Important Notice Regarding the Availability of the Proxy Materials for the

Stockholder Meeting to be held on

February 9, 2009

This proxy statement is available to you on the Internet at http://investor.usg.com/2009specialproxy.

PROPOSAL 1 — APPROVAL OF ISSUANCE OF SHARES OF COMMON STOCK

UPON CONVERSION OF NOTES

Background to the Proposal

In order to perform as efficiently as possible during the current downturn in general economic conditions, including, in particular, conditions in the housing and construction-based markets, and to maintain our liquidity, our management and board of directors determined that it was in our best interests to seek significant additional capital to improve our financial flexibility. Our board of directors also concluded that because of a variety of factors, including the volatility in the financial markets, it was important that any transaction in which we engaged to raise additional capital occur promptly and with a high degree of certainty of completion.

After exploring and considering a number of potential financing alternatives, our board of directors determined that the private placement of the notes to Berkshire Hathaway Inc. and Fairfax Financial Holdings Limited was the most effective transaction to address our capital needs on a timely basis and was in our and our stockholders’ best interests. We believe the private placement of the notes provides us with long-term capital that significantly improves our financial flexibility as we manage through the extended downturn in our markets. Because of the NYSE rule described below, it was necessary to structure the private placement in the form of contingent convertible senior notes until we could obtain the necessary stockholder approval to issue common stock upon conversion of the notes.

In November 2008, our board of directors adopted resolutions declaring it advisable and in our and our stockholders’ best interests for us to effect the private placement of the notes and recommending that our stockholders approve the issuance of shares of our common stock upon conversion of the notes. Our board of directors further directed our appropriate officers to take all necessary and appropriate action to convene and hold a special meeting of our stockholders to consider and vote on approval of the issuance of shares of our common stock upon conversion of the notes.

On November 26, 2008, we issued and sold $400 million in aggregate principal amount of the notes to Berkshire Hathaway Inc. and Fairfax Financial Holdings Limited in a private placement. Affiliates of Berkshire Hathaway Inc. purchased $300 million of the notes and affiliates of Fairfax Financial Holdings Limited purchased the remaining $100 million of the notes. The notes currently bear interest at a rate of 10% per year and mature on December 1, 2018. We used a portion of the proceeds from the sale of the notes to repay a portion of the amounts outstanding under our unsecured credit facility. We intend to use the remaining proceeds from the sale of the notes for general corporate purposes.

The notes will become convertible into shares of our common stock at the option of the holders of the notes at any time after stockholder approval is obtained. The initial conversion rate on the notes is 87.7193 shares per $1,000 principal amount of notes, which is equivalent to an initial conversion price of $11.40 per share. If stockholder approval is not obtained prior to April 10, 2009, the interest rate on the notes will be increased, effective from November 26, 2008, the date we issued the notes, to a rate of 20% per year until the next interest payment date after the date upon which stockholder approval is received or is no longer required by NYSE rules. We have the right to repurchase the notes at a premium beginning on December 1, 2013. Please see the information under the caption “Description of the Notes” below for additional information on the notes.

NYSE Stockholder Approval Requirement

Because our common stock is listed on the NYSE, we are subject to NYSE rules and regulations. NYSE Listed Company Manual Section 312.03(c) requires stockholder approval prior to the issuance or sale of securities convertible into shares of our common stock in any transaction or series of transactions if (1) the shares of common stock will have upon issuance voting power equal to 20% or more of the voting power outstanding before the issuance of the convertible securities or (2) the number of shares of common stock to be issued will upon issuance equal 20% or more of the number of shares of common stock outstanding before the issuance of the convertible securities. Additionally, NYSE Listed Company Manual Section 312.03(b) requires stockholder approval prior to the issuance or sale to any of our substantial security holders of securities convertible into shares of common stock in any transaction or series of transactions if the number of shares of common stock into which the securities may be convertible exceeds either 1% of the number of shares of our common stock or 1% of the voting power outstanding before the issuance of the convertible securities.

The issuance of shares of our common stock upon conversion of the notes is subject to this rule because the number of shares of our common stock issuable upon such conversion exceeds 20% of both the voting power and the number of shares of our common stock outstanding before the issuance of the notes. Additionally, each of Berkshire Hathaway Inc. and Fairfax Financial Holdings Limited is a “substantial security holder” under the NYSE Listed Company Manual, and the number of shares of our common stock issuable upon conversion of the notes issued to each of them exceeds 1% of both the voting power and the number of shares of our common stock outstanding before the issuance of the notes. As a result of the foregoing, in order to comply with the NYSE List Company Manual, we are seeking stockholder approval of the issuance of shares of our common stock upon conversion of the notes.

Securities Purchase Agreements and Registration Rights

Securities Purchase Agreements. In connection with the issuance of the notes, we entered into separate securities purchase agreements, each dated November 21, 2008, with Berkshire Hathaway Inc. and Fairfax Financial Holdings Limited. In the securities purchase agreements, we agreed to convene and hold a special meeting of our stockholders, as promptly as reasonably practicable following the issuance of the notes, to consider and vote upon a proposal relating to the issuance of shares of our common stock upon conversion of the notes. Each of Berkshire Hathaway Inc. and Fairfax Financial Holdings Limited has agreed that as long as any notes are outstanding and until we obtain stockholder approval of the issuance of shares of our common stock upon conversion of the notes, or such stockholder approval is no longer required, at any meeting of our stockholders, it will, and will cause its subsidiaries to, vote all shares of our common stock they own in favor of approval of the issuance of shares of our common stock upon conversion of the notes.

Registration Rights. As required by the securities purchase agreements, we also entered into separate registration rights agreements, each dated November 26, 2008, with Berkshire Hathaway Inc. and Fairfax Financial Holdings Limited. The registration rights agreement with Berkshire Hathaway Inc. amends and restates the registration rights agreement dated as of January 30, 2006 between us and Berkshire Hathaway Inc. Under the registration rights agreements, we granted Berkshire Hathaway Inc. and Fairfax Financial Holdings Limited and specified affiliates demand and piggyback registration rights with respect to all of the notes and shares of our common stock held by them from time to time, including any shares of our common stock they may acquire upon the conversion of the notes. The registration rights agreements entitle Berkshire Hathaway Inc. and Fairfax Financial Holdings Limited and specified affiliates to make three demands for registration of all or part of the holder’s or holders’ notes and common stock, subject to certain conditions and exceptions. The registration rights agreements also provide that, subject to certain conditions and exceptions, if we propose to file a registration statement under the Securities Act of 1933, or the Securities Act, with respect to an offering of securities on a form that would permit registration of the notes or shares of common stock that are held by Berkshire Hathaway Inc. and Fairfax Financial Holdings Limited or specified affiliates, then we will offer them and their respective specified affiliates the opportunity to register all or part of their notes or shares of our common stock on the terms and conditions set forth in the applicable registration rights agreement.

This description of the securities purchase agreements and the registration rights agreements is a summary of the material terms of such agreements and does not purport to be a complete description of all of the terms of such agreements. Copies of the securities purchase agreements and registration rights agreements are included as exhibits to the Current Report on Form 8-K we filed with the SEC on November 26, 2008. See “Additional Information” below for information about accessing this Current Report and other information we file with the SEC.

Consequences If Stockholders Approve the Proposal

Conversion of Notes; Issuance of Shares. If stockholders approve the issuance of shares of our common stock upon conversion of the notes, then the holders of the notes may at their option convert any or all of their notes into shares of our common stock at any time prior to their maturity at an initial conversion rate of 87.7193 shares per $1,000 principal amount of notes, which is equivalent to an initial conversion price of $11.40 per share. The conversion rate is subject to adjustment in certain circumstances, as discussed below under the caption “Description of the Notes — Conversion Rights.” In addition, assuming stockholders approve the issuance prior to April 10, 2009, the interest rate on the notes will remain at 10% per year. The right to convert notes is limited for the notes issued to affiliates of Berkshire Hathaway Inc. unless and until the Credit Agreement Conversion Limitation is eliminated, as described below under the caption “Description of the Notes — General.” Upon issuance of shares of our common stock to the holders of the notes upon conversion, our obligation to make principal and interest payments on the notes will be satisfied, interest will cease to accrue on the notes and the rights of the holders with respect to the notes will terminate.

Rights of Investors; Registration Rights. The rights and privileges associated with shares of our common stock issued upon conversion of the notes will be identical to the rights and privileges associated with the common stock held by our existing common stockholders, including voting rights and associated preferred stock purchase rights.

As discussed above, Berkshire Hathaway Inc. and Fairfax Financial Holdings Limited and specified affiliates have certain registration rights with respect to shares of our common stock issuable upon conversion of the notes and other shares of our common stock held by them. Any such shares that are issued or sold pursuant to an effective registration statement will be freely transferable without restriction under the Securities Act. This free transferability may materially and adversely impact the market price of our common stock if large quantities of our common stock are issued upon conversion of the notes and sold into the market.

Dilution. If stockholders approve the issuance of shares of our common stock upon conversion of the notes, we may issue a total number of shares of our common stock upon conversion, based on the initial conversion rate, that exceeds 30% of both the voting power and the number of shares of our common stock currently outstanding. As a result, depending on the number of shares of our common stock outstanding at the time of conversion of the notes, our existing stockholders may incur substantial dilution of their voting power and may own a significantly smaller percentage of our outstanding common stock. The number of shares of our common stock issuable upon conversion of the notes may increase as a result of any adjustments to the conversion rate that may be made as described below under the caption “Description of the Notes — Conversion Rights.”

Concentration of Ownership. Berkshire Hathaway Inc. and Fairfax Financial Holdings Limited each beneficially owns more than 5% of our outstanding common stock. If stockholders approve the issuance of shares of our common stock upon conversion of the notes, the beneficial ownership of our outstanding common stock by each of Berkshire Hathaway Inc. and Fairfax Financial Holdings Limited may substantially increase upon conversion of the notes by their affiliates. Berkshire Hathaway Inc. would continue to be our largest stockholder and, as a result, may be able to exercise substantial influence over any future actions requiring stockholder approval.

Consequences If Stockholders Do Not Approve the Proposal

If stockholders do not approve the issuance of shares of our common stock upon conversion of the notes by April 10, 2009, the notes will remain outstanding in accordance with their terms and the terms of the indenture and supplemental indenture pursuant to which they were issued, and the interest rate on the notes will be increased, effective from November 26, 2008, the date we issued the notes, to a rate of 20% per year until the next interest payment date after the date upon which stockholder approval is received or is no longer required by NYSE rules.

Potential Effect of Conversion of Notes on Use of Net Operating Loss Carryforwards

We recently amended our shareholder rights plan to protect the value of our net operating loss carryforwards, or NOLs, and related tax benefits. The amendment reduces the beneficial ownership threshold under the rights plan from 15% to 4.99%.

The rights plan, as amended, is designed to deter any person or group from acquiring beneficial ownership of more than 4.99% of our common stock, but exempts stockholders whose current beneficial ownership of our common stock exceeds 4.99%, including Berkshire Hathaway Inc. and Fairfax Financial Holdings Limited and their affiliates, so long as they do not acquire any additional shares of our common stock, except as otherwise provided by existing agreements such as the securities purchase agreements or the notes. Our ability to use our NOLs could be substantially reduced if we experience an “ownership change,” as defined under Section 382 of the Internal Revenue Code. The calculation of an “ownership change” under the Internal Revenue Code is based on the cumulative ownership changes in our common stock by stockholders that own, or are deemed to own, 5% or more of our common stock over a rolling three-year period. We experienced a significant change in the ownership of our common stock in connection with the rights offering we completed in August 2006. After the third anniversary of the completion of the rights offering in August 2009, the risk of an “ownership change” under the Internal Revenue Code could be diminished because the rights offering would no longer be included in the “ownership change” calculation.

Although conversion of the notes by Berkshire Hathaway Inc. or Fairfax Financial Holdings Limited would not trigger the rights under the shareholder rights plan, conversion of all or a portion of the notes by them, or others who hereafter become beneficial owners of 5% or more of our common stock, could result in a significant limitation on the amount of the NOLs we would be able to use to offset income that we generate in future years. We have advised Berkshire Hathaway Inc. and Fairfax Financial Holdings Limited that their conversion of the notes could limit our ability to use our NOLs.

The Board of Directors recommends a vote FOR

approval of the issuance of shares of our common stock upon conversion of the notes.

DESCRIPTION OF THE NOTES

We issued the notes pursuant to an indenture, dated as of November 1, 2008, between us and Wells Fargo Bank, National Association, as trustee, as supplemented. As used in this description of the notes, the words “our company,” “the company,” “we,” “us,” “our” or “USG” refer only to USG Corporation and do not include any of our current or future subsidiaries.

The following description of the notes does not purport to be complete and is subject to the detailed provisions of, and is qualified in its entirety by reference to, the indenture, as supplemented, including any terms deemed to be a part thereof by the Trust Indenture Act of 1939, as amended. Capitalized terms used herein without definition have the respective meanings given such terms in the indenture, as supplemented. Copies of the indenture and supplemental indenture relating to the notes are included as exhibits to the Current Report on Form 8-K we filed with the SEC on November 26, 2008.

General

The notes were issued on November 26, 2008 in a private placement to affiliates of Berkshire Hathaway Inc. and Fairfax Financial Holdings Limited. Affiliates of Berkshire Hathaway Inc. purchased $300 million in aggregate principal amount of the notes and affiliates of Fairfax Financial Holdings Limited purchased $100 million in aggregate principal amount of the notes.

The notes are our general unsecured and senior obligations. The notes are limited to $400 million aggregate principal amount. The notes will mature on December 1, 2018.

Subject to the next sentence, the notes bear cash interest at the rate of 10% per year on the principal amount from November 26, 2008, the date of initial issuance of the notes, or from the most recent date to which interest has been paid or provided for. Notwithstanding the foregoing, if Stockholder Approval has not been received by April 10, 2009, if such Stockholder Approval is then required for the conversion of all of the notes into shares of our common stock as described below under “— Conversion Rights” without a Violation, the interest rate on the notes will be increased to 20% per year from and including the issue date until the next interest payment date after the date upon which Stockholder Approval is received or no longer required. In addition, if on April 10, 2009 any of the notes held by Berkshire Hathaway Inc. (or its subsidiaries) would cause to occur, after giving effect to the conversion of all of Berkshire Hathaway Inc.’s (and its subsidiaries’) notes (and assuming ownership of other equity securities of us by such initial purchaser or its subsidiaries in the amount owned on the issue date), a “change of control,” “change in control” or similar event under certain of our credit facilities (a “Credit Agreement Conversion Limitation”), the interest rate on the portion of those notes that would cause such occurrence shall be increased to 20% per year from and including the issue date until the next interest payment date after the date of an amendment or termination of those credit facilities, or a consent, waiver or acknowledgment from the respective agent and applicable lenders under those credit facilities, such that no “change of control,” “change in control” or similar event would occur by virtue of conversion of all those notes.

“Stockholder Approval” means approval of our stockholders necessary to approve the conversion of all of the notes into shares of our common stock for purposes of satisfying the requirements of the NYSE Listed Company Manual.

“Violation” means a violation of the stockholder approval requirements of the NYSE Listed Company Manual to the extent then applicable.

We agreed to use our commercially reasonable efforts to obtain Stockholder Approval as soon as practicable.

Interest on the notes will be payable semiannually in arrears on June 1 and December 1 of each year, beginning on June 1, 2009. Each payment of interest on the notes will include interest accrued for the period commencing on and including the immediately preceding interest payment date, provided that the first interest payment on June 1, 2009 will include interest from November 26, 2008, the date of initial issuance of the notes.

Interest will cease to accrue on a note upon its maturity, conversion or purchase by us upon the terms described below. We may not reissue a note that has matured or been converted, has been purchased by us or otherwise cancelled, except for registration of transfer, exchange or replacement of such note.

Ranking

The notes are our unsecured senior obligations.

Conversion Rights

Holders may not convert their notes into shares of our common stock prior to the receipt of Stockholder Approval or until we certify to the trustee in an officer’s certificate that Stockholder Approval for conversion of all of the notes into shares of our common stock is no longer required under the NYSE Listed Company Manual. In addition, holders affected by a Credit Agreement Conversion Limitation may not convert the portion of notes they hold that would result in a “change of control,” “change in control” or similar event under the specified credit facilities of the Company into shares of our common stock prior to the time such Credit Agreement Conversion Limitation ceases to exist. Thereafter, holders may convert their notes at any time prior to the close of business on the business day immediately preceding the stated maturity date, or our earlier repurchase of the notes, based on an initial conversion rate of 87.7193 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of $11.40 per share). The conversion rate is subject to adjustment as described below. If a holder has already delivered a fundamental change purchase notice as described under “— Fundamental Change Permits Holders to Require Us to Purchase Notes” with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn the purchase notice in accordance with the indenture. A holder may convert fewer than all of the holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the closing price of our common stock for the trading day immediately preceding the conversion date.

The ability to surrender notes for conversion will expire at the close of business on the business day immediately preceding the stated maturity date.

To convert a note, a holder must:

•	complete and manually sign a conversion notice and deliver the conversion notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

•	if required, pay all transfer or similar taxes.

If the holder’s interest is a beneficial interest in a global note, the holder must comply with DTC’s procedures for exchanging a beneficial interest in a global note.

On conversion of a note, a holder will not receive, except as described below, any cash payment representing any accrued interest. Instead, accrued interest will be deemed paid by the shares of common stock (or any cash in lieu thereof) received by the holder on conversion. Delivery to the holder of the full number of shares of common stock into which the note is convertible, together with any cash payment of such holder’s fractional shares, will thus be deemed:

•	to satisfy our obligation to pay the principal amount of a note; and

•	to satisfy our obligation to pay accrued and unpaid interest.

As a result, accrued interest is deemed paid in full rather than cancelled, extinguished or forfeited.

Holders of notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business of such interest payment date will receive the semiannual interest payable on such notes on the corresponding interest payment date notwithstanding the conversion, and such notes upon surrender must be accompanied by funds equal to the amount of such payment, provided that no such payment need be made:

•	in connection with any conversion following the regular record date immediately preceding the final interest payment date;

•

if we have specified a fundamental change purchase date or a redemption date that is after a record date and on or prior to the business day following the corresponding interest payment date; or to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

The conversion rate will not be adjusted for accrued interest.

We will adjust the conversion rate for certain events, including:

(1)	the issuance of our common stock as a dividend or distribution on our common stock;

(2)	subdivisions, combinations and reclassifications of our common stock;

(3)	pro rata repurchases of our common stock;

(4)	a dividend or other distribution to all or substantially all holders of our common stock of shares of our capital stock, other than common stock, evidences of our indebtedness, cash, rights, warrants, assets or property, including securities, but excluding dividends and distributions in connection with a business combination resulting in a change in the conversion consideration that includes the value of such dividend or distribution; or pursuant to any stockholder rights plan; and

(5)	payments to holders in respect of a tender offer or exchange offer for our common stock by us or any of our subsidiaries to the extent that the cash and fair market value of any other consideration included in the payment per share exceeds the closing price of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer.

In the event that we pay a dividend or make a distribution on our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities distributed relative to the market value of our common stock, in each case based on the average closing prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences in our common stock for such dividend or distribution on the NYSE or such other national or regional exchange or market on which the securities are then listed or quoted.

In addition, we will adjust the conversion rate for the issuance of our common stock, securities convertible into our common stock or rights or warrants entitling the holder to purchase our common stock, at a price less than, or having a conversion price per share less than, 95% of the then current market price of our common stock; provided that this adjustment will not apply to issuances (1) in a merger or consolidation transaction, (2) in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors, or (3) in connection with a public or broadly marketed offering and sale of our common stock, securities convertible into our common stock or rights or warrants entitling the holder to purchase our common stock for cash conducted on a basis consistent with offerings by public companies of similar size in their own capital raising transactions.

Under our stockholder rights agreement, and under future stockholder rights agreements, if any, holders of notes will receive, upon conversion of their notes, in addition to our common stock, the associated common stock purchase rights issuable under our stockholder rights agreement unless, prior to conversion, the rights have expired, terminated or been redeemed or exchanged or unless the rights have separated from our common stock. If the rights provided for in such agreements have separated from our common stock in accordance with the provisions of such agreements so that holders of notes would not be entitled to receive any rights in respect of shares of our common stock issuable upon conversion of notes, the conversion rate will be adjusted as though the rights were being distributed to holders of common stock on the date the rights become separable from such stock. The conversion rate with respect to notes held by the holder that caused the separation of rights under such agreements would not be adjusted in connection with such distribution. In lieu of any adjustment, we may amend such agreements to provide that upon conversion of notes the holders will receive, in addition to shares of common stock issuable upon such conversion, the rights which would have attached to such common stock if the rights had not become separated from the common stock under our stockholder rights agreement.

In the case of the following events (each, a “business combination”):

•	any recapitalization, reclassification or change of our common stock, other than changes resulting from a subdivision or combination;

•	a consolidation, merger or combination involving us;

•	a sale, conveyance or lease to another corporation of all or substantially all of our property and assets; or

•	a statutory share exchange,

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert those notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such business combination had such notes been converted into our common stock immediately prior to such business combination. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such business combination, the holders of the notes shall have the right to make a similar election (including, without limitation, being subject to similar proration constraints) upon conversion of the notes with respect to the number or amount of shares of stock, other securities, cash, property or other assets, or any combination thereof, which the holders of the notes will receive upon conversion of the notes. We may not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the right of a holder of notes to convert its notes into shares of our common stock prior to the effective date of any fundamental change.

The indenture permits us to increase the conversion rate, to the extent permitted by law, for any period of at least 20 days if our board of directors has made a determination that this increase would be in our best interests. In that case we will give at least 15 days’ notice of such increase. We may also make such increase in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

We will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate then in effect. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account when determining subsequent adjustments. We will also adjust for any carry forward amount upon conversion regardless of the 1% threshold. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase our common stock or any such security.

Fundamental Change Permits Holders to Require Us to Purchase Notes

If a fundamental change occurs, each holder of notes will have the right to require us to repurchase all or any portion of that holder’s notes that is equal to $1,000 or an integral multiple of $1,000 on the date fixed by us, which we refer to as the fundamental change purchase date, that is not less than 30 nor more than 45 days after the date we give notice of the fundamental change, at a fundamental change purchase price equal to 105% of the principal amount of the notes to be repurchased, together with interest accrued and unpaid to, but excluding, the fundamental change purchase date. If such purchase date is after a record date but on or prior to an interest payment date, however, then the interest payable on such date will be paid to the holder of record of the notes on the relevant record date.

As promptly as reasonably practicable following the public announcement of a fundamental change, we are required to give notice to all holders of notes of the occurrence of the fundamental change and of their resulting repurchase right. We must also deliver a copy of our notice to the trustee.

In order to exercise the repurchase right upon a fundamental change, a holder must deliver prior to the purchase date a fundamental change purchase notice stating among other things:

•	if certificated notes have been issued, the certificate numbers of the notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, a holder’s fundamental change purchase notice must comply with appropriate DTC procedures.

A holder may withdraw any fundamental change purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, of the notes which remains subject to the fundamental change purchase notice.

In connection with any purchase offer in the event of a fundamental change, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1, and any other tender offer rules under the Securities Exchange Act of 1934, or the Exchange Act, which may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

Payment of the fundamental change purchase price for a note for which a fundamental change purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of such fundamental change purchase notice. Payment of the fundamental change purchase price for the note will be made promptly following the later of the fundamental change purchase date or the time of delivery of the note.

If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the note on the business day following the fundamental change purchase date in accordance with the terms of the indenture, then, immediately after the fundamental change purchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the fundamental change purchase price upon delivery of the note.

A “fundamental change” will be deemed to have occurred upon a Change of Control or a Termination of Trading, each as defined below.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;

(2)	the adoption of a plan relating to our liquidation or dissolution;

(3)	the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or

(4)	the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our wholly owned subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock, measured by voting power rather than number of shares.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

A “Termination of Trading” will be deemed to have occurred if our common stock or other common stock into which the notes are convertible is not listed on a United States national securities exchange.

“Voting Stock” means capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions), even if the right so to vote has been suspended by the happening of such a contingency.

For purposes of the foregoing, beneficial ownership will be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

No notes may be purchased by us at the option of holders upon the occurrence of a fundamental change if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the fundamental change purchase price with respect to the notes.

Optional Redemption

Prior to December 1, 2013, we do not have any right to elect to redeem any notes. At any time on or after December 1, 2013, we may on any one or more occasions elect to redeem all or part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount of the notes to be redeemed) set forth below plus accrued and unpaid interest on the notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on December 1 of each of the years indicated below:

Year	Percentage
2013	105.00
2014	103.30
2015	101.70
2016 and thereafter	100.00

Selection and Notice of Redemption

If less than all the notes are to be redeemed, the trustee will select, in such manner as it deems appropriate and fair, notes to be redeemed in whole or in part. Notes may be redeemed in part in multiples equal to 1,000.

Notice of redemption will be given at least 30 days and not more than 60 days prior to the date fixed for redemption to each holder of notes to be redeemed. If any note is to be redeemed in part, the notice of redemption shall state the portion of the principal amount thereof to be redeemed and shall state that on and after the date fixed for redemption, upon surrender of such note, a new note in principal amount equal to the unredeemed portion thereof will be issued.

Events of Default

The term “event of default,” when used with respect to the notes, means any of the following:

•	failure to pay interest on any notes for 30 days after the payment is due;

•	failure to pay the principal of, or any premium on, any note when due;

•	failure to deliver when due shares of common stock, cash or any other consideration payable upon conversion with respect to the notes, which failure continues for five days;

•	failure to provide notice of the occurrence of a fundamental change, which failure continues for 10 days;

•	failure to repurchase notes at the option of a holder upon a fundamental change;

•	failure to perform any other covenant in the indenture that applies to the notes for 60 days after we have received written notice of the failure to perform in the manner specified in the indenture;

•

there occurs any default under any debt of our company having an outstanding principal amount in excess of $50 million in the aggregate which, as a result thereof, the holder(s) of such debt or a trustee or agent acting on their behalf have declared such debt to be due prior to its stated maturity date, or our company is required to repurchase or redeem such debt prior to its stated maturity and, in either case, such acceleration or redemption has not been rescinded or annulled within 30 days of the effectiveness thereof; or

•	certain events in bankruptcy, insolvency or reorganization.

Covenants Contained in the Indenture

Limitation on Liens

The indenture provides that, so long as any of the notes remains outstanding, we will not and will not permit any Restricted Subsidiary to issue, assume or guarantee any indebtedness for money borrowed (“indebtedness”)

that is secured by a mortgage, pledge, security interest or other lien or encumbrance (a “lien”) upon or with respect to any Principal Property or on the capital stock of any Restricted Subsidiary unless:

•	we secure the notes equally and ratably with (or prior to) any and all other obligations and indebtedness secured by that lien; or

•

the aggregate amount of all of our consolidated indebtedness secured by liens (other than permitted liens) on our Principal Properties or on the capital stock of our Restricted Subsidiaries, including all Attributable Debt in respect of Sale and Leaseback Transactions existing at that time, would not exceed the greater of 15% of our Consolidated Net Tangible Assets and $200,000,000.

The above limitation will not apply to some types of permitted liens. Therefore, the indebtedness secured by those permitted liens is excluded in computing indebtedness for purposes of this limitation.

These permitted liens include:

•	liens existing as of the date of the indenture;

•	liens on property or assets of, or any shares of stock or securing indebtedness of, any corporation existing at the time such corporation becomes a consolidated subsidiary;

•

liens on property, assets, shares of stock or securing indebtedness existing at the time of an acquisition, including an acquisition through merger or consolidation, and liens to secure indebtedness incurred prior to, at the time of or within 180 days after the later of the completion of the acquisition, or the completion of the construction, improvement or renovation and commencement of the operation of, any such property, for the purpose of financing all or any part of the purchase price or construction cost of that property;

•	liens to secure specified types of development, operation, construction, alteration, repair or improvement costs;

•	liens in favor of, or which secure indebtedness owing to, us or a consolidated subsidiary;

•	liens in connection with government contracts, including the assignment of moneys due or to come due on those contracts;

•	certain types of liens in connection with legal proceedings and judgments;

•	certain types of liens arising in the ordinary course of business and not in connection with the borrowing of money such as mechanics’, materialmen’s, carriers’, landlord’s or other similar liens;

•	liens on property securing obligations issued by a domestic governmental issuer to finance the cost of an acquisition or construction of that property;

•	extensions, substitutions, replacements or renewals of the foregoing if the principal amount of the indebtedness secured thereby is not increased and is not secured by any additional assets;

•

liens currently or hereafter existing or arising securing indebtedness or any other obligations under the senior credit facility or any renewals, amendments, increases, extensions, replacements or refinancings thereof;

•	liens arising from the granting of a license to any person in the ordinary course of business; provided that such liens attach only to the assets subject to such license;

•	liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder;

•

liens incurred with respect to rights of agents for collection for us under assignments of chattel paper, accounts, instruments or general intangibles for purposes of collection in the ordinary course of business;

•	liens existing or deemed to exist in connection with securitization transactions;

•	liens securing obligations under swap agreements and related netting agreements;

•	liens created by sales contracts on assets subject to such contract;

•	liens consisting of the interest of any lessee under any lease or sublease on such property;

•	liens attaching or resulting in connection with any letter of intent or purchase agreement relating to such property;

•	liens for taxes, assessments or other governmental charges; and

•	easements, zoning restrictions, rights of way and similar encumbrances on real property that do not secure monetary obligations.

Information Rights

In the event we are at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we are required to continue to provide the trustee, the holders of the notes, and, upon request, beneficial owners of notes with reports containing substantially the same information as would have been required to be filed with the SEC had we continued to be subject to those reporting requirements. In such event, such reports will be provided at the times we would have been required to provide reports had we continued to be subject to such reporting requirements. In addition, in such event we will (i) hold a quarterly conference call to discuss the quarterly and annual information contained in the reports no later than five business days from the time we furnish such information to the trustee; (ii) no fewer than three business days prior to the date of the conference call required to be held in accordance with clause (i) above, issue a press release to the appropriate wire services for broad dissemination in the United States announcing the time and date of such conference call and directing the beneficial owners of the notes, prospective investors and securities analysts to contact our investor relations office to obtain the reports and information and how to access such conference call; and (iii) either (x) maintain an unrestricted public website on which the reports and conference call access details are posted; (y) maintain a non-public website to which beneficial owners of the notes, prospective investors and securities analysts are given access and to which the reports and conference call access details are posted or (z) distribute via e-mail such reports and conference call details to beneficial owners of the notes, prospective investors and securities analysts who request to receive such distributions.

Certain Definitions

The terms set forth below are defined in the indenture as follows:

“Attributable Debt” in respect of the Sale and Leaseback Transactions means, as of any particular time, the present value, calculated using a rate of interest implicit in such transaction determined in accordance with generally accepted accounting principles in the United States, of the obligation of a lessee for rental payments during the remaining term of any lease, including any period for which that lease has been extended or may, at the option of the lessor, be extended after excluding all amounts required to be paid in respect of maintenance and repairs, insurance, taxes, assessments, water and utility rates, management fees and similar charges.

“Consolidated Net Tangible Assets” means the aggregate amount of assets, reduced by applicable reserves and other properly deductible items, after deducting:

•	all current liabilities, excluding the current portion of any Funded Debt and any other current liabilities constituting Funded Debt because it is extendible or renewable; and

•

all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other similar intangibles, all as set forth on our books and records and those of our consolidated subsidiaries and computed in accordance with generally accepted accounting principles in the United States.

“Funded Debt” means all indebtedness (other than intercompany indebtedness among us and our subsidiaries) for the repayment of money borrowed, whether or not evidenced by a bond, debenture, note or similar instrument or agreement, having a final maturity of more than 12 months after the date of its creation or having a final maturity of less than 12 months after the date of its creation but by its terms being renewable or extendible beyond 12 months after such date at the option of the borrower (excluding obligations under certain capital leases). When determining “Funded Debt,” indebtedness will not be included if, on or prior to the final maturity of that indebtedness, we have deposited the necessary funds for the payment, redemption or satisfaction of that indebtedness in trust with the proper depositary.

“Principal Property” means, as of any date any lien thereon is to become effective, any building, structure or other facility, together with the land upon which it is erected and any fixtures which are a part of the building, structure or other facility, used primarily for manufacturing, processing or production (other than any such land, building, structure or other facility or portion thereof which is a pollution control facility or sewage or waste disposal facility), in each case located in the United States, and owned or leased or to be owned or leased by us or any consolidated subsidiary, and in each case the net book value of which as of that date exceeds 1% of our Consolidated Net Tangible Assets as shown on the consolidated balance sheet contained in our then latest filing with the SEC, other than any such land, building, structure or other facility or portion thereof which is financed through the issuance of tax-exempt government obligations or which in the opinion of our board of directors, is not of material importance to the total business conducted by us and our consolidated subsidiaries, considered as one enterprise.

“Restricted Subsidiary” means a subsidiary of ours that owns a Principal Property.

“Sale and Leaseback Transaction” means any arrangement with any person (other than among our company and/or our Restricted Subsidiaries (including any subsidiary that would become a Restricted Subsidiary upon the consummation of any such sale thereto)) pursuant to which our company or a Restricted Subsidiary agrees to lease any Principal Property (except for leases for a term of not more than three years) which has been or is to be sold or transferred more than 180 days after the later of the date (i) on which such Principal Property has been acquired by our company or a Restricted Subsidiary and (ii) of completion of construction and commencement of full operation thereof, by our company or a Restricted Subsidiary to that person. Notwithstanding the above, a Sale and Leaseback Transaction shall not include any such arrangement for financings of air, water or noise pollution control facilities or sewage or solid waste disposal facilities or involving industrial development bonds or other securities which are tax-exempt pursuant to Section 103 of the Internal Revenue Code of 1986, as amended from time to time (or which receive similar tax treatment under any subsequent amendments thereto or successor laws thereof).

Calculations in Respect of Notes

We are responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the average market prices of the notes and of our common stock. We will make all these calculations in good faith. We will provide a schedule of our calculations to the trustee and the holders of the notes, and the trustee is entitled to conclusively rely upon the accuracy of our calculations without independent verification.

INTEREST OF CERTAIN PERSONS IN THE CONVERSION OF NOTES AND OTHER MATTERS

Berkshire Hathaway Inc. and Fairfax Financial Holdings Limited each beneficially owns more than 5% of the outstanding shares of our common stock. Affiliates of each of Berkshire Hathaway Inc. and Fairfax Financial Holdings Limited purchased a portion of the notes that will be convertible into shares of our common stock upon receipt of stockholder approval. As a result, upon conversion of the notes by its affiliates, each of Berkshire Hathaway Inc.’s and Fairfax Financial Holdings Limited’s respective percentage beneficial ownership of our common stock may substantially increase.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table provides information regarding the beneficial ownership of our common stock by all persons known by us to be the beneficial owner of more than 5% of our common stock on the record date. This information is based upon statements on Schedule 13D or 13G or Form 4 filed by those persons with the SEC and other information available to us.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class
Berkshire Hathaway Inc. (a)	17,072,192		17.22
1440 Kiewit Plaza Omaha, NE 68131

Gebr. Knauf Verwaltungsgesellschaft KG (b)	14,757,258		14.88
Am Bahnhof 7 97346 Iphofen Federal Republic of Germany

Fairfax Financial Holdings Limited	5,783,300	(c)	5.83
95 Wellington Street West, Suite 800 Toronto, Ontario, Canada M5J 2N7

(a)	Berkshire Hathaway Inc., a Delaware corporation, with Warren E. Buffett, an individual who reported he may be deemed to control Berkshire Hathaway Inc., OBH, Inc., a Delaware corporation, and National Indemnity Company, a Nebraska insurance corporation, have shared voting and dispositive power with respect to all of the reported shares.
(b)	Gebr. Knauf Verwaltungsgesellschaft KG, a limited partnership organized under the laws of Germany, has sole voting and dispositive power with respect to all of the reported shares.
(c)	Represents the number of shares of our common stock that Fairfax Financial Holdings Limited represented it beneficially owned on November 21, 2008 in our securities purchase agreement with it.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as of the record date regarding beneficial ownership of our common stock by each of our directors and named executive officers, and our directors and officers as a group, including any shares held by executive officers through the Investment Plan.

Name	Common Shares Beneficially Owned, Excluding Shares Subject to Options and Restricted Stock Units (a)	Shares Subject to Vested Options and Options and Restricted Stock Units that Vest Within 60 Days	Deferred Stock Units (b)	Total Beneficial Stock and Stock Unit Holdings	Percent of Class
Jose Armario	813	0	1,988	2,801	*
Robert L. Barnett	17,406	0	0	17,406	*
Keith A. Brown (c)	283,800	0	0	283,800	*
James C. Cotting	6,008	0	5,642	11,650	*
Brian J. Cook	17,623	16,917	0	34,540	*
Lawrence M. Crutcher	15,625	0	0	15,625	*
Stanley L. Ferguson	20,318	24,916	0	45,234	*
Richard H. Fleming	70,191	54,975	0	125,166	*
William C. Foote (d)	133,385	184,107	0	317,492	*
W. Douglas Ford (e)	10,356	0	1,233	11,589	*
Valerie B. Jarrett	3,920	0	8,582	12,502	*
Steven F. Leer	3,545	0	2,598	6,143	*
Marvin E. Lesser	7,207	0	7,254	14,461	*
James S. Metcalf	26,247	46,667	0	72,914	*
Judith A. Sprieser	15,225	0	0	15,225	*

All directors and executive officers as a group (25 persons), including those named above (f)	678,425	418,362	27,297	1,124,084	1.13

*	Less than one percent
(a)	Unless otherwise noted, each individual or member of the group has sole voting power and investment power with respect to the shares shown in this column.
(b)	Indicates the non-voting deferred stock units credited to the account of the individual director or members of the group under our Stock Compensation Program for Non-Employee Directors. The units increase and decrease in value in direct proportion to the market value of our common stock and are paid in cash or stock following termination of Board service.
(c)	Includes 271,430 shares held by trusts of which Mr. Brown is a trustee. Of these shares, 103,430 are pledged to a bank as security for a real estate development project loan.
(d)	Includes 10,000 shares held by Mr. Foote’s spouse and 1,000 shares held for the benefit of his children. Mr. Foote disclaims beneficial ownership with respect to all of those shares.
(e)	Includes 628 shares Mr. Ford holds in joint tenancy with his spouse as to which he shares voting power and investment power.
(f)	Includes 2,000 shares held by an executive officer in joint tenancy with his wife as to which the executive officer shares voting power and investment power.

ADDITIONAL INFORMATION

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone or other means with no additional compensation paid for those services.

We file periodic reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet on the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, we post our filed documents on our website at http://www.usg.com.

Our board of directors does not know of any matter to be presented for action at the special meeting other than the matter identified in this proxy statement. If any other matter is properly presented for action, the individuals named in the proxy solicited by our board of directors intend to vote on such matter in accordance with their best judgment on behalf of the stockholders they represent.

INCORPORATION BY REFERENCE

We “incorporate by reference” into this proxy statement information that we file with the SEC, which means that we can disclose important information to you by referring you to such information. The information incorporated by reference is an important part of this proxy statement. Information that we file subsequently with the SEC will update this information. We incorporate by reference:

•	Items 7, 7A, 8 and 9 from our Annual Report on Form 10-K for the fiscal year ended December 31, 2007; and

•

Items 1 and 2 in Part I from our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, and any other items in that Quarterly Report expressly updating the above-referenced items from our Annual Report on Form 10-K.

This proxy statement incorporates important business and financial information about us from other documents that are not included in or delivered with this proxy statement. We will provide to you a copy of any or all of the above filings that have been incorporated by reference into this proxy statement, excluding exhibits to those filings, upon your request, at no cost. Any request may be made by writing or calling us at the following address or telephone number:

USG Corporation

550 West Adams Street

Chicago, Illinois 60661-3676

Attn: Corporate Secretary

Telephone: (312) 436-4000

In addition, you may access all of the above filings on our website at http://www.usg.com or on the SEC’s website as provided above under the caption “Additional Information.”

DEADLINE FOR STOCKHOLDER PROPOSALS

Stockholder proposals intended for inclusion in the proxy statement for our next regularly scheduled annual meeting in May 2009 must have been received by us no later than December 6, 2008. Any stockholder proposal must comply with Rule 14a-8 of Regulation 14A of the SEC. Under our By-laws, stockholder proposals not intended for inclusion in the proxy statement, but intended to be raised at our regularly scheduled annual meeting of stockholders in May 2009, including nominations for election of director(s) other than the Board’s nominees, must be received no earlier than January 5, 2009 nor later than February 4, 2009 and must comply with the procedures outlined in our By-laws. The By-laws are accessible on our website http://www.usg.com. A copy of the By-laws also is available upon written request to USG Corporation, c/o Corporate Secretary, 550 West Adams Street, Chicago, Illinois 60661-3676.

By order of the Board of Directors,

Ellis A. Regenbogen Vice President, Associate General Counsel and Corporate Secretary

December 23, 2008

USG

Special Meeting Admission Ticket

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DESIGNATION (IF ANY)

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

1:00 a.m., Central Time, on February 9, 2009.

Vote by Internet

Log on to the Internet and go to

www.investorvote.com/USG

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the

United States, Canada & Puerto Rico any time on a touch

tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded

message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Special Meeting Proxy Card

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposal - Your Board of Directors recommends a vote FOR Proposal 1.

For Against Abstain

1. Approval of the issuance of shares of common stock upon

conversion of $400 million of 10% Contingent Convertible

Senior Notes due 2018.

Meeting Attendance

Mark box to the right

if you plan to attend

the Special Meeting.

Change of Address - Please print new address below.

Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below C

B Non-Voting Items

Change of Address - Please print new address below.

Sign your name(s) EXACTLY as it or they appear ABOVE. If signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 - Please keep signature within the box. Signature 2 - Please keep signature within the box. Date (mm/dd/yyyy) - Please print date below.

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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Special Meeting of Stockholders

of USG Corporation

February 9, 2009, 9:00 a.m., Local Time

550 West Adams Street

Chicago, Illinois 60661

You must present this ticket (top portion only) to a USG representative to be admitted to the USG Corporation Special Meeting.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy - USG Corporation

This proxy is solicited on behalf of the Board of Directors of USG Corporation for its

Special Meeting of Stockholders on February 9, 2009.

The undersigned hereby appoints William C. Foote and Ellis A. Regenbogen, and each or either of them, attorneys, with power of substitution and with powers the undersigned would possess, if personally present, to vote all stock of the undersigned in USG CORPORATION at the special meeting of stockholders of USG Corporation to be held at 550 West Adams Street, Chicago, Illinois on February 9, 2009, and at any adjournment or postponement thereof, on the matter shown on the reverse side and as set forth in the accompanying Notice of Special Meeting of Stockholders and Proxy Statement.

This proxy, when properly executed, will be voted in the manner directed herein and in the discretion of the proxy holder on all other matters properly coming before the meeting. If no direction is given, this proxy will be voted FOR approval of the issuance of shares of common stock upon conversion of

$400 million of 10% Contingent Convertible Senior Notes due 2018, except for any shares the undersigned holds in the USG Corporation

Investment Plan, which will be voted according to the rules of that plan.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE, EXCEPT IF YOU VOTE BY

TELEPHONE OR INTERNET.

(Continued and to be signed on reverse side.)